Exhibit 5.2

SMITH & DOWNEY
A PROFESSIONAL ASSOCIATION
700 VETERANS MEMORIAL HIGHWAY	Baltimore
SUITE 300	Washington, D.C.
HAUPPAUGE, NEW YORK 11788
(631) 863-3010
FAX: (631) 360-8055
http://www.smithdowney.com

January 10, 2005

MeriStar Hospitality Corporation

4501 North Fairfax Drive

Arlington, VA 22203

Re:	MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan- Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the written documents constituting the MeriStar Hospitality Corporation Nonqualified Deferred Compensation Plan (the “Plan”). This is to confirm our opinion that the provisions of such written documents comply with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,

/s/ Smith & Downey, P.A.

Smith & Downey, P.A.